Whirlpool Corporation
Executive Deferred Savings Plan II
(As Amended and Restated Effective August 1, 2026)

Contents

ARTICLE 1. ESTABLISHMENT AND PURPOSE    1
1.1    Establishment    1
1.2    Purpose    1
ARTICLE 2. DEFINITIONS    1
2.1    Definitions    1
2.2    Gender and Number    4
ARTICLE 3. ELIGIBILITY FOR PARTICIPATION    4
3.1    Eligibility    4
3.2    Participation    5
3.3    Suspension of Eligibility    5
ARTICLE 4. PARTICIPANT ELECTION TO DEFER    5
4.1    Base Compensation Deferrals    5
4.2    Bonus Compensation Deferrals    6
4.3    Deferral of Long-Term Incentive Compensation    6
4.4    Deferral Agreements    6
4.5    Cancellation of Deferral Elections    6
ARTICLE 5. EMPLOYER CONTRIBUTION CREDITS    7
5.1    Employer Matching Contribution Credits    7
5.2    Automatic Company Contribution Credits    7
5.3    Discretionary Employer Contribution Credits    7
ARTICLE 6. DEFERRED ACCOUNTS    8
6.1    Participant Account(s)    8
6.2    Vesting of Contribution Credits    8
6.3    Deemed Investment of Accounts    8
6.4    Charges Against Accounts    8
6.5    Contractual Obligation    8
6.6    Unsecured Interest    9
ARTICLE 7. PAYMENT OF DEFERRED AMOUNTS    9
7.1    Payment of Deferred Amounts    9

7.2    Changes to Payment Elections    10
7.3    Cash-Out of Small Account Balances    10
7.4    Distributions on Account of Death or Disability    11
7.5    Delay of Payment    11
ARTICLE 8. BENEFICIARY    12
8.1    Beneficiary    12
ARTICLE 9. RIGHTS OF EMPLOYEES, PARTICIPANTS    12
9.1    Employment    12
9.2    Nontransferability    12
ARTICLE 10. ADMINISTRATION    12
10.1    Administration    12
10.2    Conflicting Terms    13
ARTICLE 11. CLAIMS PROCEDURE    13
11.1    Claims Procedure    13
ARTICLE 12. AMENDMENT AND TERMINATION OF THE PLAN    14
12.1    Amendment    14
12.2    Termination    14
ARTICLE 13. CHANGE IN CONTROL    15
13.1    In General    15
ARTICLE 14. REQUIREMENTS OF LAW    15
14.1    Requirements of Law    15
14.2    Section 409A Compliance    16
14.3    Governing Law; Jurisdiction    16
ARTICLE 15. EMPLOYMENT, STATE, LOCAL AND FOREIGN TAXES    17
15.1    Withholding    17
15.2    Acceleration of Payment    17

ARTICLE 16. EFFECTIVE DATE OF THE PLAN    17
16.1    Effective Date    17

ARTICLE 1. Establishment and Purpose
1.1Establishment
Whirlpool Corporation (a Delaware corporation hereinafter referred to as the “Company”) established this nonqualified deferred compensation plan for executives as described herein, known as THE WHIRLPOOL EXECUTIVE DEFERRED SAVINGS PLAN II (hereinafter called the “Plan”) effective January 1, 2005. This Plan is applicable to deferrals of salary and incentives earned on and after January 1, 2005, and amounts deferred under The Executive Deferred Savings Plan, effective September 1, 1990, as amended (the “Grandfathered Plan”), that were not vested as of December 31, 2004. The Plan was amended and restated effective January 1, 2009 to make changes to the Plan as required or permitted by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable guidance issued thereunder. The Plan was further amended and restated effective January 1, 2023 (“2023 Restatement”) to eliminate the linkage to the Whirlpool Corporation 401(k) Retirement Plan (the “401(k) Retirement Plan”) and make other desired updates, as set forth herein. The Plan is hereby amended and restated effective August 1, 2026 to incorporate the First Amendment to the 2023 Restatement and make certain clarifying updates in light of the freeze to the Whirlpool Supplemental Executive Retirement Plan.
1.2Purpose
The primary purpose of this Plan is to provide a means whereby Participants may elect to defer receipt of salary and certain bonuses, and to receive allocations of Company contributions of match and automatic company contributions to supplement those credited under the 401(k) Retirement Plan.
ARTICLE 2. Definitions
2.1Definitions
Whenever used herein, the following terms shall have the meaning set forth below:
(a)“401(k) Retirement Plan” means the Whirlpool Corporation 401(k) Retirement Plan, as amended.
(b)“Annual Compensation Limit” means the dollar amount set forth in Code Section 401(a)(17), as adjusted by the Commissioner of Internal Revenue for increases in the cost-of-living.
(c)“Automatic Company Contribution Credit” means the contributions described in Section 5.2 of the Plan.
(d)“Automatic Company Contribution Credit Subaccount” means the bookkeeping subaccount established to reflect the allocation of Automatic Company Contribution Credits hereunder.

(e)“Base Compensation” means an Employee’s elements of compensation that would be eligible for deferral under the 401(k) Retirement Plan to the extent that such compensation for any Year is in excess of the Annual Compensation Limit, provided that it will exclude any bonus or incentive elements.
(f)“Board” means the Board of Directors of the Company.
(g)“Bonus Compensation” means short-term bonus or incentive payments designated by the Committee and subject to taxation in the United States of America, provided, however, that such short-term bonus or incentive payments shall be considered Bonus Compensation in the year earned and not in the year paid.
(h)“Change in Control” means an event that would constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.
(i)“Committee” means the Human Resources Committee of the Board empowered to take actions as stated in this Plan.
(j)“Company” means Whirlpool Corporation.
(k)“Contribution Credits” means Participant Deferrals, Automatic Company Contribution Credits, Employer Matching Contribution Credits, and Discretionary Employer Contribution Credits.
(l)“Deferral Agreement” means the written agreement submitted to the Committee by an eligible Employee (which may take the form of an electronic transmission if required or permitted by the Committee) that indicates:
(i)whether the Employee wishes to make Participant Deferrals;
(ii)the percentage of Base Compensation and/or Bonus Compensation to be deferred, if any; and
(iii)the time at which, and if applicable, the form in which the Employee wants his or her Participant Contributions and associated Employer Matching Contributions (and earnings thereon) to be distributed in accordance with Article 7.
In the event that the Committee determines to make class year elections available, the Deferral Agreement shall provide for the time and form of payment for Participant Deferrals for that particular year.
(m)“Disability” or “Disabled” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The Participant will be deemed to be Disabled if he or she is determined to be totally disabled by the Social Security Administration or if he or she is determined to be disabled in accordance with the Company’s (or Subsidiary’s, if applicable) disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the foregoing definition of Disability.
(n)“Discretionary Employer Contribution Credit” means the contributions described in Section 5.3 of the Plan.
(o)“Discretionary Employer Contribution Credit Subaccount” means the bookkeeping subaccount established to reflect the allocations of Discretionary Employer Contribution Credits hereunder.
(p)“Employee” means a regular salaried employee (including executives and directors who are also employees) of the Company or its Subsidiaries, or any branch or division thereof, whose income from the Company or Subsidiary is subject to taxation by the United States of America.
(q)“Employer Matching Contribution Credit” means the contributions described in Section 5.1 of the Plan.
(r)“Employer Matching Contribution Credit Subaccount” means the bookkeeping subaccount established to reflect the allocation of Employer Matching Contribution Credits hereunder.
(s)“Long-Term Incentive Compensation” means such long-term incentives as the Committee may approve from time to time, including long-term incentive compensation that may qualify as performance-based compensation, as described in Section 409A.
(t)“Participant” means an Employee who is designated by the Committee to participate in this Plan after satisfying the eligibility provisions of Section 3.1.
(u)“Participant Deferrals” means amounts deferred by a Participant in accordance with Article 4.
(v)“Participant Deferral Subaccount” means the bookkeeping subaccount established to reflect the allocations of Participant Deferrals hereunder, together with any earnings or losses thereon.
(w)“Section 409A” means Code section 409A, the final regulations issued under Code section 409A, and all other Internal Revenue Service guidance that may be issued thereunder.
(x)“Separation from Service” has the meaning given to such term in Section 409A.

(y)“Stock Award” means an award granted under a Plan or program maintained by the Company, including but not limited to the Whirlpool Executive Stock Appreciation and Performance Program, and the Whirlpool Strategic Excellence Program, which provides for the settlement of the award in stock of the Company and which has been deferred in accordance with the provisions of this Plan.
(z)“Subsidiary” means any corporation, a majority of the total combined voting power of all the classes of stock of which is directly or indirectly owned by the Company.
(aa)“Total Compensation” means a Participant’s Base Compensation, without regard to the Annual Compensation Limit, plus Bonus Compensation for a Year.
(ab)“Unforeseeable Emergency” means (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or a dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), Section 152(b)(2) and Section 152(d)(1)(B) of the Code) of the Participant; (ii) loss of the Participant’s property due to casualty (including the need to rebuild the Participant a home following damage to a home not otherwise covered by insurance); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether an Unforeseeable Emergency exists will be determined by the Committee, in its discretion, in accordance with Section 409A.
(ac)“Year” means the 12-month period beginning January 1 and ending December 31.
2.2Gender and Number
Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.
ARTICLE 3. Eligibility for Participation
3.1Eligibility
An Employee shall be eligible to participate in this Plan as follows:
(a)Participant Deferrals. For purposes of Participant Deferrals under Article 4, participation shall be limited to an Employee who: (i) is in Level E1 or above, or its current equivalent under the Company’s position grading system, (ii) has U.S. source taxable income, and (iii) makes an irrevocable election to defer to the Plan for the Year in accordance with the Plan’s administrative rules.
(b)Employer Matching Contribution Credits. For purposes of Employer Matching Contribution Credits under Section 5.1, participation shall be limited to an Employee who:

(i)is in Level E1 or above, or its current equivalent under the Company’s position grading system,
(ii)has Total Compensation that exceeds the Annual Compensation Limit, and
(iii)is participating in the 401(k) Retirement Plan.
(c)Automatic Company Contribution Credits. For purposes of Automatic Company Contributions under Section 5.2, for any given Year, participation shall be limited to an Employee who:
(i)is in Level E1 or above, or its current equivalent under the Company’s position grading system,
(ii)has Total Compensation that exceeds the Annual Compensation Limit, and
(iii)is participating in the 401(k) Retirement Plan.
(d)Discretionary Employer Contribution Credits. For purposes of employer allocations under Section 5.3, participation for any given Year shall be limited to those Employees of the Company or any Subsidiary eligible for such a contribution at the time the credit is declared.
3.2Participation
An Employee who is eligible to participate in the Plan shall become a Participant as of the first day of the Year next following the Year during which such person meets the eligibility conditions of the Company’s position grading system described above, provided however, that the Chief Executive Officer of the Company, or his designee, may in his discretion establish administrative procedures which are consistent with the requirements of Section 409A of the Code pursuant to which a person may become a Participant immediately upon meeting that eligibility condition.
3.3Suspension of Eligibility
In the event an Employee no longer meets the requirements for participation in this Plan, as determined by the Committee in its discretion, he shall become an inactive Participant, retaining all the rights described under this Plan, except the right to make deferrals under the Plan, until the time that he again becomes an active Participant. Notwithstanding the foregoing, nothing in this Plan shall be construed as requiring or permitting the cancellation of a Participant’s valid deferral election if such Participant’s ineligibility to continue as an active Participant in the Plan results from such Participant’s transfer to a position that is otherwise not eligible to participate in the Plan, except as permitted by Section 409A.

ARTICLE 4. Participant Election to Defer
4.1Base Compensation Deferrals
At any time prior to December 31 of each Year, and subject to the approval of the Committee, a Participant may elect, on a Deferral Agreement and in accordance with such other procedures as may be established by the Committee, to defer any part (in 1% increments up to 15%) of his Base Compensation to be earned during the immediately following calendar Year. The deductions will begin as of the first payroll of the Year following the payroll in which Base Compensation first exceeds the Annual Compensation Limit.
4.2Bonus Compensation Deferrals
At any time prior to December 31 of each Year, and subject to the approval of the Committee, a Participant may elect, in accordance with such procedures as may be established by the Committee, to defer any part (in 5% increments up to 75%) of any Bonus Compensation payable with respect to services to be performed in the immediately following Year.
4.3Deferral of Long-Term Incentive Compensation
(a)Long-Term Incentive Compensation. With respect to Long-Term Incentive Compensation that qualifies as performance-based compensation as described in Section 409A, the Committee may permit eligible Participants to defer any part (in 5% increments up to 75%) of the amount of Long-Term Incentive Compensation to be paid for such performance period provided that the election to defer is made no later than the date that is six months before the end of the performance period. In no event will an election to defer Long-Term Incentive Compensation be permitted after such compensation has become both substantially certain to be paid and readily ascertainable. With respect to Long-Term Incentive Compensation that does not qualify as performance-based compensation as described in Section 409A, the Committee may establish procedures for the deferral of such compensation provided such procedures comply with the provisions imposed by Section 409A.
(b)Elections with respect to unvested amounts. With respect to awards of Long-Term Incentive Compensation that require the Participant’s continued performance of services for at least twelve months from grant of an award thereunder before the Participant vests in the award, the Committee may permit eligible Participants to defer any part (in 5% increments up to 75%) of the payment of the award, provided that the election to defer such compensation is made on or before the thirtieth (30th) day after grant of the award and the election is made at least twelve months in advance of the earliest possible vesting date.
(c)Stock Awards. Stock Awards shall have no voting rights. Dividend equivalents declared with respect to a Participant’s Stock Awards in accordance with the underlying program governing the terms of the Stock Award shall be credited to the Participant’s account(s) under the Plan and paid in accordance with the provisions of Article 7.
4.4Deferral Agreements
The amount of a Participant’s Base Compensation, Bonus Compensation or Long-Term Incentive Compensation eligible for deferral in a given Year shall not exceed the amount of such compensation reduced by any other required withholdings. All Deferral Agreements must be timely filed, recorded or otherwise made in the manner specified by the Committee. If no election to defer is made for a given Year, no deferrals shall be made for that Year. A Deferral Agreement will be irrevocable for a Year except as otherwise provided in Section 4.5. A Deferral Agreement for a Year will not apply to subsequent Years.
4.5Cancellation of Deferral Elections
The elections in Sections 4.1, 4.2 and 4.3 are irrevocable once made and may not be modified or terminated by the Participant or his beneficiary, except a deferral election may be cancelled due to an Unforeseeable Emergency or a hardship distribution pursuant to Section 1.401(k)-1(d)(3) of the Treasury Regulations. In the event of cancellation of a Participant’s deferral election under this Section, any later deferral election must comply with the provisions of Sections 4.1, 4.2 or 4.3, as applicable.
ARTICLE 5. Employer Contribution Credits
5.1Employer Matching Contribution Credits
For each Year the Company shall make an Employer Matching Contribution Credit to the account of each Participant in an amount equal to the following percentages of Base Compensation and Bonus Compensation that such eligible Participant, pursuant to Section 3.1, has elected to defer for the Year under this Plan and under the 401(k) Retirement Plan: (a) one hundred percent (100%) of the first three percent (3%) of such deferrals, and (b) fifty percent (50%) of the next two percent (2%) of such deferrals. The amount of the Employer Matching Contribution Credit for a Participant under the Plan for a Year shall be reduced by the amount of employer matching contributions that has been (or will be) made for the Participant under the 401(k) Retirement Plan for such Year. Notwithstanding the foregoing, an Employee who is eligible for the Whirlpool Supplemental Executive Retirement Plan will not receive Employer Matching Contribution Credits with respect to Bonus Compensation deferrals described in Section 4.2. Employer Matching Contribution Credits for any Year shall be made after the end of such Year, provided, however, that in the Year of a Participant’s Separation from Service, such Employer Matching Contribution Credits shall be made as soon as administratively practicable after the Participant’s Separation from Service.
5.2Automatic Company Contribution Credits
For each Year the Company shall make an Automatic Company Contribution Credit for each eligible Participant, pursuant to Section 3.1, in an amount equal to 3% of such Participant’s Total Compensation in excess of the Annual Compensation Limit for such Year. Notwithstanding the foregoing, an Employee who is eligible for the Whirlpool Supplemental Executive Retirement Plan will not receive Automatic Company Contribution Credits with respect to Bonus Compensation. Automatic Company Contribution Credits for any Year shall be made after the end of such Year, provided, however, that in the Year of a Participant’s Separation from Service, such Contribution Credits shall be made as soon as administratively practicable after the Participant’s Separation from Service.

5.3Discretionary Employer Contribution Credits
For any Year the Company, in its sole discretion, may determine to make a discretionary contribution credit for an eligible Participant, pursuant to Section 3.1, in an amount determined by the Company at such time. Discretionary Employer Contribution Credits declared for any Year shall be made during or after the end of such Year in the Company’s sole discretion.
ARTICLE 6. Deferred Accounts
6.1Participant Account(s)
The Company shall establish and maintain bookkeeping account(s) for each Participant, to be credited as of the date each contribution is deemed to be made. The Company shall establish separate subaccounts for each Participant to reflect allocations of Participant Deferrals, Employer Matching Contribution Credits, Automatic Company Contribution Credits, and Discretionary Employer Contribution Credits, if any, made for the Participant’s benefit together with any adjustments for income, gain or loss, expenses attributable thereto, and any distributions made. In the event that there are class-year deferrals, a Participant’s subaccounts shall further be divided into accounts for each Year’s Deferral Agreement. Such accounts and subaccounts shall be used solely for the purpose of tracking such credits, and any income adjustments thereto.
6.2Vesting of Contribution Credits
A Participant shall at all times be vested in his or her Participant Deferral Subaccount, Employer Matching Contribution Credit Subaccount, and Automatic Company Contribution Subaccount. A Participant will attain a fully vested interest in the portion of his or her Discretionary Employer Contribution Subaccount attributable to Discretionary Employer Contribution Credits after the Participant has earned five years of vesting service with the Company or a Subsidiary subsequent to the date he or she first becomes a Participant in the Plan.
6.3Deemed Investment of Accounts
The Company shall, from time to time, in its sole discretion, select one or more investment options (which may, but need not, be comparable to the investment options offered under the 401(k) Retirement Plan) to be made available as the measuring standards for crediting earnings and losses to a Participant’s account(s). A Participant may select from such investment options, in a manner established by the Company, the investment option or options to apply to his or her account(s) and may change such selections, all in accordance with such rules as the Company may establish. If a Participant fails to make an investment election under this Section, his account(s) will be invested in a default investment fund designated by the Company.
Accounts shall be adjusted for investment earnings or losses as of each business day. The earnings or losses to be credited to the portion of any Participant’s account(s) under this Section for any period shall be equivalent to the amount of earnings or losses which would have been credited to the account(s) if such portion of such account(s) had actually been invested in such investment options during such period in the manner selected by the Participant.

6.4Charges Against Accounts
There shall be charged against each Participant’s account any payments made to the Participant or to his beneficiary in accordance with Article 8 hereof. Accounts may also be adjusted for any expenses attributable thereto.
6.5Contractual Obligation
It is intended that the Company is under a contractual obligation to make payments from a Participant’s account when due. Account balances shall not be financed through a trust fund or insurance contracts or otherwise unless owned by the Company. Payment of account balances shall be made out of the general assets of the Company.
6.6Unsecured Interest
No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
ARTICLE 7. Payment of Deferred Amounts
7.1Payment of Deferred Amounts
Subject to Sections 7.2, 7.3, 7.4, and 7.5, payment of the amounts deferred and contributed under the Plan shall be made to a Participant as follows:
(a)in a lump sum payment on the first regular Company payroll date for salaried exempt employees to occur in the seventh calendar month following such Participant’s Separation from Service; or
(b)if elected by the Participant in accordance with procedures adopted by the Committee,
(1)in a lump sum payment on the first regular Company payroll date for salaried exempt employees to occur in the seventh calendar month following such Participant’s Separation from Service, or
(2)in a lump sum payment on the first regular Company payroll date for salaried exempt employees to occur in April of the calendar year following the first anniversary of the Participant’s Separation from Service, or
(3)in ten (10) substantially equal annual installments (based on a declining balance method) with the first installment payable on the first regular Company payroll date for salaried exempt employees in the seventh calendar month next following the Participant’s Separation from Service and the second through the tenth installments payable in each successive tax year of the Participant on the first regular Company payroll date for salaried exempt employees after the anniversary of the first installment payment.
All payments of deferred compensation hereunder shall be made in cash, except that all Stock Awards which would have been paid in stock if not deferred shall be paid in stock. In the case of a distribution in stock to a Participant who has elected installment payments, any installment that would consist of fractional shares of stock will be rounded down to the next lower number of whole shares of stock.
7.2Changes to Payment Elections
The time and form of payment determined under Section 7.1 are irrevocable once made and may not be modified or terminated by the Participant, except as provided below:
(a)Subsequent Deferral Election Affecting the Time and Form of Payment. Subject to Sections 7.3, 7.4 and 7.5, a Participant may make a subsequent election to defer the time of payment of the amounts deferred under the Plan on his or her behalf, provided that:
(1)the election shall not become effective until at least twelve (12) months after the date on which the election is made;
(2)the election is made at least twelve (12) months before the date that payment would otherwise have occurred (or in the case of installment payments, at least twelve months before the date the first installment would otherwise have been paid); and
(3)payment of the amounts deferred on the Participant’s behalf shall be made in a lump sum on the date that is five (5) years from the date such payment would otherwise have occurred (or in the case of a participant who had previously elected installment payments, five years from the date the first installment would otherwise have been paid).
(b)Payment due to Unforeseeable Emergency. Notwithstanding any provision in the Plan to the contrary, upon a finding that the Participant has suffered an Unforeseeable Emergency, the Committee may, in its sole discretion, allow payment of the Participant’s deferred amounts prior to the time otherwise specified for payment of benefits under the Plan. Whether a Participant is faced with an Unforeseeable Emergency permitting a payment under this Section shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an Unforeseeable Emergency shall not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan. Distributions because of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution).

7.3Cash-Out of Small Account Balances
The Company shall disregard a Participant’s election regarding the time and form of payment and any subsequent deferral election if the amounts deferred on behalf of the Participant (including earnings) under this Plan and all other nonqualified deferred compensation plans maintained by the Company which are aggregated with this Plan pursuant to Treasury Regulation Section 1.409A-1(c)(2) upon such Participant’s Separation from Service do not exceed $100,000. For purposes of determining whether this $100,000 threshold is exceeded, any Stock Awards will be valued based on the closing price of the Company’s common stock on the trading day immediately preceding the Participant’s Separation from Service. In such case, the amounts deferred under the Plan on behalf of the Participant will be paid in a lump sum cash payment on the first regular Company payroll date for salaried exempt employees to occur in the seventh calendar month following such Participant’s Separation from Service.
7.4Distributions on Account of Death or Disability
Notwithstanding any other provision in this Article 7, in the event a Participant dies or becomes Disabled before all amounts deferred on his or her behalf under the Plan are distributed, all remaining amounts deferred on the Participant’s behalf (including all amounts remaining in the Plan on behalf of a Participant who had commenced to receive installment payments) will be paid in a lump sum payment on the first Company payroll date for salaried exempt employees in the month following the Participant’s death or Disability, as applicable.
7.5Delay of Payment
Notwithstanding any other provision in the Plan, payment of the amounts deferred under the Plan will be delayed as follows:
(a)If any Participant is a Specified Employee (as defined in Section 409A), upon a Separation from Service for any reason other than death, commencement of payment to such Participant shall not be made before the date that is six (6) months after the date of his or her Separation from Service (or, if earlier, the date of death of the Participant). Payments to which a Specified Employee would otherwise be entitled during this period shall be accumulated and paid, together with earnings that have accrued during this six-month delay, on the first Company payroll date for salaried exempt employees in the seventh calendar month following the date of his Separation from Service.
(b)If the Company reasonably anticipates that any portion of the benefit payable under the Plan to any Participant could be limited or nondeductible under Code section 162(m) (or cause other amounts payable by the Company to be nondeductible under Code section 162(m)), then the payment of such portion of the benefit to such Participant shall be delayed until the earliest date on which the Company reasonably anticipates that the deduction will not be limited or eliminated by application of Code section 162(m).
(c)Payment of the amounts deferred under the Plan may be delayed as permitted under Section 409A, as if stated in the Plan, for example, if the making of a payment would jeopardize the ability of the Company to continue as a going concern, or the Company reasonably anticipates that the making of the payment will violate Federal securities or other applicable laws.
If the payment of any deferred amount hereunder is delayed for any reason beyond the Participant’s date of Separation from Service, the portion so delayed will be credited with earnings, if any, from the date of the Participant’s Separation from Service until paid.
ARTICLE 8. Beneficiary
8.1Beneficiary
A Participant may designate a primary beneficiary or beneficiaries who, upon his death, are to receive the distributions that otherwise would have been paid to him. In addition, the Participant may designate a contingent beneficiary or beneficiaries who shall receive distributions should the primary beneficiary or beneficiaries predecease the Participant. All designations shall be submitted, and shall be effective only, in accordance with rules established by the Committee.
The designation of a spouse as a beneficiary shall automatically be revoked upon divorce or legal separation.
In the absence of a beneficiary designation or in the event that all of the named beneficiaries predecease the Participant, or if there is doubt as to the right of any beneficiary, the Company shall make payments to the surviving spouse of the Participant, or if deceased, then to the Participant’s estate.
ARTICLE 9. Rights of Employees, Participants
9.1Employment
Nothing in this Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Employee’s or Participant’s employment at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any of its Subsidiaries.
9.2Nontransferability
No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge and bankruptcy. In the event of a Participant’s death, payment of any amounts due under this Plan shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the classes of beneficiaries as stated in Section 8.1 herein.

ARTICLE 10. Administration
10.1Administration
(a)The Chairman of the Board and Chief Executive Officer (the “Chairman”) shall be responsible for the day-to-day administration of the Plan, subject to the control and direction of the Committee. The Chairman is authorized to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company; and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan or the directions of the Committee and only to the extent any such action does not operate to disproportionately advantage the Chairman in the event the Chairman is a Participant in the Plan.
(b)The Committee shall determine within the limits of the express provisions of the Plan the Employees to whom, and the time or times at which, participation shall be extended and the amount which may be deferred. In making such determinations, the Committee may take into account the nature of the services rendered by such Employees or classes of Employees, their present and potential contributions to the Company’s or its Subsidiaries’ success, and such other factors as the Committee in its discretion shall deem relevant. The determination, interpretation, or other action of the Committee made or taken pursuant to the provisions of the Plan shall be final and shall be binding and conclusive for all purposes and upon all persons or other interested parties.
(c)Actions with respect to the administrative of the Plan hereunder may be performed by a duly authorized delegate of the Committee.
10.2Conflicting Terms
To the extent that the terms of this Plan conflict with the written terms of any annual or long-term incentive plan or program maintained by the Company with respect to the deferral of amounts under those plans or programs, the terms of this Plan shall control; provided, however, for purposes of clarity and for the avoidance of doubt, any clawback, recoupment, forfeiture or repayment provisions of (i) such annual or long-term incentive plans and programs maintained by the Company, (ii) the awards thereunder, or (iii) any policy maintained by the Company, including without limitation, any policy intended to comply with rules adopted by the Securities and Exchange Commission or the New York Stock Exchange to implement Section 10D of the Securities Exchange Act, shall in each case continue to apply to such awards and shall apply to any matching contributions, earnings or other amounts attributable to the deferral of such awards under this Plan, regardless of whether the payment of all or a portion of such awards is deferred pursuant to this Plan. Notwithstanding the foregoing, the clawback, forfeiture and other provisions shall not apply to deferrals of Base Salary or any matching contributions and other amounts attributable thereto.

ARTICLE 11. Claims Procedure
11.1Claims Procedure
Benefits shall be paid in accordance with the provisions of this Plan.
(a)The Participant, or a designated recipient or any other person claiming through the Participant, shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Committee. Such claim shall be reviewed by the Committee or a delegate.
(b)If the claim is denied, in full or in part, the Committee shall provide a written notice within (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation regarding the steps to be taken if a review of the denial is desired. However, if special circumstances require an extension of the period of time for considering a claim, the 90-day period can be extended for an additional 90 days by giving the claimant written notice of the extension, the reason why the extension is necessary, and the date a decision is expected.
(c)If the claim is denied and a review is desired, the Participant (or beneficiary) shall notify the Committee in writing within sixty (60) days after receipt of the written notice of denial. In requesting a review, the Participant or beneficiary may request a review of pertinent documents with regard to the benefits created under this Plan, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.
(d)The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. However, if special circumstances require an extension of the period of time for considering an appeal, the 60-day period can be extended for an additional 60 days by giving the claimant written notice of the extension, the reason why the extension is necessary, and the date a decision is expected. The decision shall be written and shall state the specific reasons for the decision including references to the specific provisions of this Plan on which the decision is based.
ARTICLE 12. Amendment and Termination of the Plan
12.1Amendment
The Committee, consistent with relevant Board action, may amend or modify the Plan, at any time and from time to time and in any respect, provided, however, that no such action of the Committee, without approval of the Participant, may adversely affect in any way any amounts already deferred pursuant to the Plan.

12.2Termination
The Company reserves the right to terminate the Plan in accordance with this Section.
(a)Bankruptcy. The Company may terminate the Plan within twelve months of a corporate dissolution taxed under Code section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of: (i) the calendar year in which the Plan termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.
(b)Change in Control. The Company may terminate the Plan within the thirty days preceding a Change in Control, or the Company, or a successor company that is primarily liable for payment of amounts deferred under the Plan immediately after the Change in Control transaction, may terminate the Plan within the twelve months following a Change in Control. The Plan will be treated as terminated only if all substantially similar arrangements sponsored by the Company (or the successor company, if applicable) and all affiliates are terminated, so that the Participants in the Plan and all participants that experienced the Change in Control event under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve months of the date the Company (or the successor company) irrevocably takes all necessary action to terminate the arrangements.
(c)Discretionary Termination. The Company may terminate the Plan at any time in its discretion, provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Company; (ii) all arrangements sponsored by the Company and its affiliates that would be aggregated with any terminated arrangement under Section 409A if the same individual participated in all of the arrangements, are terminated; (iii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve months of the termination of the arrangements; (iv) all payments are made within twenty-four months of the termination of the arrangements; and (v) the Company and its affiliates do not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 409A if the same individual participated in both arrangements, at any time within three years following the date of termination of the Plan.
(d)Other. The Company may terminate the Plan upon such other events and in such other conditions as the Commissioner of Internal Revenue may prescribe in generally applicable published guidance.
ARTICLE 13. Change in Control
13.1In General
In the event of a Change in Control of the Company, all amounts due to Participants under this Plan shall continue to be deferred, and shall continue to be credited with deemed investment earnings and losses, until scheduled payments would otherwise be made in accordance with the provisions of the Plan, provided that the Company (or a successor company) may take action to terminate the Plan and provide for payment of all amounts deferred under the Plan in a lump sum payment in accordance with Section 12.2(b).
ARTICLE 14. Requirements of Law
14.1Requirements of Law
The Plan is intended to be an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The payment of cash pursuant to this Plan shall be subject to all applicable laws, rules, and regulations, and shall not be made except upon approval of proper government agencies as may be required.
14.2Section 409A Compliance
It is intended that any income to a Participant deferred pursuant to this Plan will not be subject to interest and additional tax under Section 409A. The provisions of the Plan will be interpreted and construed in favor of the Plan meeting any applicable requirements of Section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A, or would cause the administration of the Plan to fail to satisfy Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. The Company, in its absolute discretion, may amend (including retroactively) this Plan to conform to Section 409A, including amendments to facilitate the ability of a Participant to avoid the imposition of interest and additional tax under Section 409A. However, nothing herein shall be construed as a guaranty by the Company of any particular tax effect on any income deferred under the terms of the Plan pursuant to a Participant’s election. In any event, the Company will have no responsibility for the payment of any applicable taxes on income deferred by the Participant pursuant to the provisions of this Plan.
14.3Governing Law; Jurisdiction
This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, and any other applicable Federal law, including Section 409A, and to the extent not preempted by Federal law, Delaware law shall apply to any suit, action, or other legal proceeding arising out of or relating to the Plan and all determinations made and actions taken thereunder, except for any conflict of law principles. Any suit, action or other legal proceeding arising out of or relating in any way to the Plan, including any non-contractual claims involving related facts or issues, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be brought exclusively in a court of competent jurisdiction in the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant agree that they shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of

America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of any such paper initiating any suit, action or Proceeding arising out of or relating to this Plan, in the case of a Participant, at the Participant’s address on file with the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware. In addition, while a Participant is employed by the Company, such Participant will keep a correct address on file with the Company and promptly notify the Company of any address change.
ARTICLE 15. Employment, State, Local and Foreign Taxes
15.1Withholding
The Company shall deduct from all payments under this Plan an amount necessary to satisfy any Federal, state, local, or foreign withholding tax requirements.
15.2Acceleration of Payment
The time and schedule of payments that would otherwise occur pursuant to Article 4, may be accelerated as follows:
(a)A payment may be made to pay the Federal Insurance Contribution Act (FICA) tax imposed by Code Sections 3101, 3121(a), and 3121(v)(2) on amounts deferred under the Plan (the FICA amount).
(b)A payment may be made to pay state, local, or foreign tax obligations arising from participation in the Plan that apply to amounts deferred under the Plan before the amounts are paid or made available to the Participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. Such payment may be made by distributions to the Participant in the form of withholding pursuant to provisions of the applicable state, local, or foreign law or by distribution directly to the Participant.
(c)A payment may be made to pay the Federal income tax at the source on wages imposed under Code Section 3401, or the corresponding withholding provisions of applicable state, local, or foreign tax laws, as a result of payment of the FICA amount and/or the state, local, or foreign tax amount, and to pay the additional income tax at source on wages attributable to the pyramiding under Code Section 3401 wages and taxes.

However, the total payment to or on behalf of the Participant pursuant to this acceleration provision may not exceed the aggregate of the FICA, state, local, and/or foreign tax amount, and the Federal income tax withholding related to such FICA, state, local and/or foreign tax amounts.
ARTICLE 16. Effective Date of the Plan
16.1Effective Date
The Plan was originally effective as of January 1, 2005. The Plan as amended and restated herein is effective as of August 1, 2026.

IN WITNESS WHEREOF, WHIRLPOOL CORPORATION has caused this Plan to be executed below by its duly authorized representatives this 31st day of July, 2026.

WHIRLPOOL CORPORATION By: /s/ CAREY MARTIN Carey Martin Chief Human Resources Officer